Exhibit 99.1

NEWS RELEASE

Comstock Homebuilding reaches agreement with key lender to facilitate improved operating cashflow

RESTON, VA, Sep 17, 2009 (MARKETWIRE via COMTEX) — Comstock Homebuilding Companies, Inc. (Nasdaq: CHCI) and certain of its subsidiaries (collectively “Comstock”) today announced that they have entered into a loan amendment with Guggenheim Corporate Funding, LLC. The loan amendment modifies an existing forbearance arrangement related to $12.1 million of outstanding principal under Comstock’s secured Penderbrook project loan.

The key terms of the modification increase the cash flow available to Comstock through reduced principal payments to Guggenheim as units are settled. The modification will provide Comstock with cash equal to 25% of the net sales price of certain units settled on or after July 16, 2009. This cash will be used by Comstock for working capital. The modification also allows for continued accelerated unit releases provided Comstock satisfies certain conditions subsequent; including meeting cumulative minimum sales requirement of three (3) units per month, ten (10) units per quarter and satisfying certain other conditions with respect to the remainder of Comstock’s outstanding indebtedness (the “Modification Covenants”). If Comstock is unable to meet the Modification Covenants, it will not result in an event of default but may result in a reversion to the unit release provisions to ten percent (10%) of the net sales price of sold units in accordance with the existing loan documents.

Comstock and Guggenheim previously entered into a modification of the loan on December 23, 2008 as a result of Guggenheim issuing a notice of default to Comstock relating to the loan, the details of which were reported by the Company in a Form 8-K filing dated August 22, 2008. A subsequent Form 8-K filing dated February 4, 2009 reported the subsequent debt restructuring of the loan.

“This agreement is another key component of our plan to stabilize Comstock Homebuilding,” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “The enhanced cashflow that we can now generate at Penderbrook will help tremendously in our effort to survive the industry downturn and position our company for improved results as market conditions improve in the Washington, D.C. market. We continue to work out details regarding amicable agreements with our other lenders as we seek to bring to conclusion the negotiations with all our lenders and secure our ability to continue as a going concern. These agreements and signs that the market downturn is easing give us reason to be optimistic about our future.”

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publicly traded, diversified real estate development firm with a focus on a variety of for-sale residential products. The company currently actively markets its products under the Comstock Homes brand in the Washington, D.C. metropolitan area and the Raleigh, NC metropolitan area. Comstock Homebuilding Companies Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or it projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent form 10-K, as filed with the Securities and Exchange Commission on March 31, 2009. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Jeff Dauer

703.883.1700

SOURCE: Comstock Homebuilding Companies, Inc.